HARLEY-DAVIDSON, INC. RETIREMENT SAVINGS PLAN
                             FOR SALARIED EMPLOYEES

            (As Amended and Restated Effective as of January 1, 1993)

                  HARLEY-DAVIDSON, INC. RETIREMENT SAVINGS PLAN
                             FOR SALARIED EMPLOYEES

            (As Amended and Restated Effective as of January 1, 1993)


                                TABLE OF CONTENTS


   ARTICLE I.               PREAMBLE . . . . . . . . . . . . . . . . . .    1
        Section 1.1         The Plan . . . . . . . . . . . . . . . . . .    1

   ARTICLE II.         DEFINITIONS . . . . . . . . . . . . . . . . . . .    2
        Section 2.1         Definitions  . . . . . . . . . . . . . . . .    2
        Section 2.2         Gender and Number  . . . . . . . . . . . . .    4

   ARTICLE III.        ELIGIBILITY TO PARTICIPATE AND
                       CREDITING OF SERVICE  . . . . . . . . . . . . . .    5
        Section 3.1         Regular, Full-Time Employees . . . . . . . .    5
        Section 3.2         Part-Time or Temporary Employees . . . . . .    5
        Section 3.3         Reemployment . . . . . . . . . . . . . . . .    5
        Section 3.4         Year of Eligibility Service  . . . . . . . .    5
        Section 3.5         Year of Vesting Service  . . . . . . . . . .    5
        Section 3.6         Hours of Service . . . . . . . . . . . . . .    6
        Section 3.7         Enrollment . . . . . . . . . . . . . . . . .    6
        Section 3.8         Leased Employees . . . . . . . . . . . . . .    7
        Section 3.9         Service with Predecessor Employer  . . . . .    7

   ARTICLE IV.         BEFORE-TAX CONTRIBUTIONS, EMPLOYER
                       MATCHING CONTRIBUTIONS, AND ROLLOVER
                       CONTRIBUTIONS . . . . . . . . . . . . . . . . . .    8
        Section 4.1         Before-Tax Contributions In General  . . . .    8
        Section 4.2         Adjustment of Amount of Before-Tax
                             Contributions . . . . . . . . . . . . . . .    8
        Section 4.3         Election to Discontinue Before-Tax
                             Contributions . . . . . . . . . . . . . . .    8
        Section 4.4         Automatic Discontinuance of Before-Tax
                             Contributions . . . . . . . . . . . . . . .    8
        Section 4.5         Resumption of Before-Tax Contributions . . .    8

        Section 4.6         Payment of Before-Tax Contributions  . . . .    9
        Section 4.7         Rollover Contributions . . . . . . . . . . .    9
        Section 4.8         Employer Matching Contributions  . . . . . .    9
        Section 4.9         Deductibility of Contributions . . . . . . .   10

   ARTICLE V.          LIMITATIONS ON BEFORE-TAX CONTRIBUTIONS AND
                       EMPLOYER MATCHING CONTRIBUTIONS . . . . . . . . .   11
        Section 5.1         $7,000 Limitation  . . . . . . . . . . . . .   11
        Section 5.2         Maximum Deferral Percentage  . . . . . . . .   11
        Section 5.3         Maximum Contribution Percentage  . . . . . .   12
        Section 5.4         Definitions  . . . . . . . . . . . . . . . .   12
        Section 5.5         Prospective Reduction of Before-Tax
                             Contributions . . . . . . . . . . . . . . .   15
        Section 5.6         Reduction After Before-Tax Contributions
                             Have Been Made  . . . . . . . . . . . . . .   15
        Section 5.7         Adjustment in Limitations  . . . . . . . . .   15
        Section 5.8         Code Section 415 Limitations . . . . . . . .   15

   ARTICLE VI.         PARTICIPANT'S ACCOUNT; INVESTMENT OF
                       CONTRIBUTIONS; COMPANY STOCK FUND
                       RULES . . . . . . . . . . . . . . . . . . . . . .   16
        Section 6.1         General  . . . . . . . . . . . . . . . . . .   16
        Section 6.2         Investment of Before-Tax Contributions in a
                             Policy  . . . . . . . . . . . . . . . . . .   16
        Section 6.3         Investment of Before-Tax Contributions in
                             Investment Funds  . . . . . . . . . . . . .   17
        Section 6.4         Investment of Employer Matching
                             Contributions in Company Stock Fund . . . .   18
        Section 6.5         Transfers Among Investment Funds . . . . . .   18
        Section 6.6         Allocation of Earnings and Losses  . . . . .   18
        Section 6.7         Valuation Conclusive . . . . . . . . . . . .   19
        Section 6.8         Voting and Tender Rights as to Company
                             Stock . . . . . . . . . . . . . . . . . . .   19

   ARTICLE VII.        DISTRIBUTION UPON TERMINATION OF
                       EMPLOYMENT OR DISABILITY  . . . . . . . . . . . .   21
        Section 7.1         Retirement or Disability Benefits  . . . . .   21
        Section 7.2         Vested Benefits for Other Terminations of
                             Employment  . . . . . . . . . . . . . . . .   21
        Section 7.3         Forfeitures  . . . . . . . . . . . . . . . .   22
        Section 7.4         Policy . . . . . . . . . . . . . . . . . . .   22
        Section 7.5         Time of Payment; Valuation . . . . . . . . .   22
        Section 7.6         Distribution Because of Death  . . . . . . .   23
        Section 7.7         Beneficiary Designation  . . . . . . . . . .   23
        Section 7.8         Deadline for Distributions . . . . . . . . .   24

        Section 7.9         No Continued Investment in Trust . . . . . .   24
        Section 7.10        Direct Transfer of Eligible Rollover
                             Distributions . . . . . . . . . . . . . . .   24

   ARTICLE VIII.       IN-SERVICE WITHDRAWALS  . . . . . . . . . . . . .   26
        Section 8.1         Withdrawal of Contributions  . . . . . . . .   26
        Section 8.2         Withdrawals from After-Tax Contributions . .   26
        Section 8.3         Withdrawals from Employer Matching
                             Contributions . . . . . . . . . . . . . . .   26
        Section 8.4         Withdrawals from Before-Tax Contributions  .   26
        Section 8.5         Payment of Withdrawals; Valuation  . . . . .   27

   ARTICLE IX.         LOANS . . . . . . . . . . . . . . . . . . . . . .   28
        Section 9.1         In General . . . . . . . . . . . . . . . . .   28
        Section 9.2         Minimum and Maximum Amounts  . . . . . . . .   28
        Section 9.3         Interest Rate  . . . . . . . . . . . . . . .   28
        Section 9.4         Repayment Terms  . . . . . . . . . . . . . .   28
        Section 9.5         Source of Loans; Investment of Repaid
                             Amounts . . . . . . . . . . . . . . . . . .   29
        Section 9.6         Default  . . . . . . . . . . . . . . . . . .   29
        Section 9.7         Administrative Rules . . . . . . . . . . . .   29

   ARTICLE X.          FINANCING . . . . . . . . . . . . . . . . . . . .   30

        Section 10.1        Trust Fund . . . . . . . . . . . . . . . . .   30
        Section 10.2        Trustee's Authority  . . . . . . . . . . . .   30
        Section 10.3        Investment Funds . . . . . . . . . . . . . .   30
        Section 10.4        Investment Manager . . . . . . . . . . . . .   30
        Section 10.5        Nonreversion . . . . . . . . . . . . . . . .   31
        Section 10.6        Payment of Expenses  . . . . . . . . . . . .   31
        Section 10.7        Participant's Investment Control . . . . . .   31

   ARTICLE XI.         ADMINISTRATION  . . . . . . . . . . . . . . . . .   32
        Section 11.1        Administrator  . . . . . . . . . . . . . . .   32
        Section 11.2        Compensation and Expenses  . . . . . . . . .   32
        Section 11.3        Application for Benefits . . . . . . . . . .   32
        Section 11.4        Claims and Appeals Procedure . . . . . . . .   33
        Section 11.5        No Enlargement of Employee Rights  . . . . .   33
        Section 11.6        Payments on Behalf of Incompetent
                             Participants or Beneficiaries . . . . . . .   33
        Section 11.7        Indemnity for Liability  . . . . . . . . . .   34
        Section 11.8        Withholding for Taxes  . . . . . . . . . . .   34
        Section 11.9        Insurer  . . . . . . . . . . . . . . . . . .   34

   ARTICLE XII.        GENERAL PROVISIONS  . . . . . . . . . . . . . . .   35

        Section 12.1        Unclaimed Payments . . . . . . . . . . . . .   35
        Section 12.2        Nondiscriminatory Action . . . . . . . . . .   35
        Section 12.3        Receipt and Release  . . . . . . . . . . . .   35
        Section 12.4        Nonalienation of Benefits  . . . . . . . . .   35
        Section 12.5        Compensation Data from Employer  . . . . . .   36
        Section 12.6        Effect of Mistake  . . . . . . . . . . . . .   36
        Section 12.7        Notice of Address  . . . . . . . . . . . . .   36
        Section 12.8        Severability . . . . . . . . . . . . . . . .   36
        Section 12.9        Notices and Communications . . . . . . . . .   36
        Section 12.10       Waiver of Notice . . . . . . . . . . . . . .   36
        Section 12.11       Applicable Law . . . . . . . . . . . . . . .   37
        Section 12.12       Policy Restrictions  . . . . . . . . . . . .   37

   ARTICLE XIII.       AMENDMENT AND TERMINATION . . . . . . . . . . . .   38
        Section 13.1        Company's Right to Amend and Terminate . . .   38
        Section 13.2        Termination of the Plan  . . . . . . . . . .   38
        Section 13.3        Merger, Consolidation, or Transfer . . . . .   38

   ARTICLE XIV.        PARTICIPATION IN THE PLAN BY ADDITIONAL
                       EMPLOYERS . . . . . . . . . . . . . . . . . . . .   39
        Section 14.1        Participation in the Plan  . . . . . . . . .   39
        Section 14.2        Plan and Trust Agreement Control . . . . . .   39

   ARTICLE XV.         TOP-HEAVY PROVISIONS  . . . . . . . . . . . . . .   40
        Section 15.1        Top-Heavy Restrictions . . . . . . . . . . .   40

                              ARTICLE I.  PREAMBLE


             Section 1.1 The Plan. The Harley-Davidson, Inc. Retirement Savings Plan for Salaried Employees is intended to encourage savings and to provide benefits to salaried employees of Harley-Davidson, Inc. upon their retirement or earlier termination of employment and to their spouses or other beneficiaries upon death.

             The Plan, as set forth herein, was amended and restated effective as of January 1, 1988 to conform to the requirements of the Tax Reform Act of 1986, again restated as of January 1, 1990, to include Company Stock as an investment option and to make further technical changes to conform to the Tax Reform Act of 1986 and subsequent laws and regulations, and again restated effective January 1, 1993, to add to the Plan a Company matching feature. As part of the 1993 restatement the name of the Plan was changed from the Harley-Davidson, Inc. Thrift Incentive Plan to the Harley-Davidson, Inc. Retirement Savings Plan. The Plan is a profit sharing plan with cash-or-deferred features authorized by Code
   Section 401(k).

             Except as otherwise specifically provided, any amendment to the Plan shall apply only to periods on and after, and employees whose employment is terminated on and after, the effective date. Rights with respect to periods before such date shall be determined under the terms of the Plan (or any predecessor thereof) as in effect from time to time prior to the effective date of the amendment.

             Notwithstanding the foregoing, Sections 3.8, 5.l and 5.3 through
   5.8 and Article XV shall be deemed to be amended effective January 1, 1987, and Sections 7.5, 7.8, 8.4, and 13.1 shall be deemed to be amended effective as of January 1, 1989. Notwithstanding the foregoing, Sections
   9.1 through 9.7 shall be effective October 18, 1989, and, as of such date, shall supersede Article IX of the Plan, as previously in effect.


                            ARTICLE II.  DEFINITIONS


             Section 2.1 Definitions. Whenever used in the Plan, the following words and phrases shall have the respective meanings stated below unless a different meaning is plainly required by the context, and when the defined meaning is intended, the term is capitalized.

             (a) "Accounting Date" means the last day of each month, or such other date or dates as the Administrator may designate from time to time as an Accounting Date.

             (b) "Act" means the Employee Retirement Income Security Act of 1974, as now in effect or hereafter amended.

             (c) "Administrator" means a committee comprised of the Vice President Human Resources, the Chief Financial Officer, the Treasurer, and the Company's General Counsel or any successor Administrator appointed by the Board.

             (d) "Affiliate" means (1) a corporation which is a member of the same controlled group of corporations (within the meaning of Code section 414(b)) as the Company, (2) an incorporated or unincorporated trade or business which is under common control with the Company (as determined under Code section 414(c)), or (3) an organization which, together with the Company, is an affiliated service group (as determined under Code section 414(m)), and any other corporation that the Company shall designate as an Affiliate.

             (e) "Beneficiary" means the person or persons designated by a Member pursuant to Section 7.7.

             (f)  "Board" means the Board of Directors of the Company.

             (g)  "Code" means the Internal Revenue Code of 1986, as amended.

             (h) "Company" means Harley-Davidson, Inc. and any organization that is a successor thereto that adopts and continues the Plan.

             (i) "Company Stock" means the common stock of Harley-Davidson, Inc., par value $1.00 per share.

             (j) "Company Stock Fund" means an Investment Fund which is invested in Company Stock, which pending such investment, may be invested in short-term securities.

             (k) "Compensation" means the total salary, wages, and other amounts (cash and noncash) paid by the Employers to an Employee, prior to reductions under Code Sections 402(e)(3) or 125, for personal services rendered to Employers in the course of employment to the extent the amounts are includable in taxable income including, but not limited to, overtime, bonuses, commissions, fringe benefits, and reimbursements or other expense allowances under a nonaccountable plan (as described in Treasury Regulation Section 1.62-2(c)), but excluding all Employer matching contributions hereunder, amounts realized from the exercise of nonqualified stock options or when restricted property or stock held by the Participant is no longer subject to a substantial risk of forfeiture, amounts realized from the disposition of stock acquired under an incentive stock option, and other amounts which receive special tax benefits. The maximum annual compensation taken into account hereunder for purposes of calculating any Participant's accrued benefit (including the right to any optional benefit) and for all other purposes under the Plan shall be $200,000 (or such other amount permitted pursuant to Code Section 401(a)(17)). For purposes of calculating this maximum for any 5 percent owner or highly compensated employee who is in the group of ten employees paid the greatest compensation during the year, pursuant to Code Section 414(q)(6), the compensation of a spouse or a lineal descendant under age nineteen before the end of the Plan Year shall be treated as if paid to the employee.

             (l) "Effective Date" means June 16, 1981, the date as of which the Company originally adopted the Plan.

             (m) "Employee" means any person employed by an Employer on a salaried basis other than persons classified as temporary employees.

             (n) "Employer" means the Company and each Affiliate which has adopted the Plan pursuant to Article XIV.

             (o) "Entry Date" means January 1 and July 1 or such other dates (not less frequent than semiannual) as the Administrator may designate from time to time as Entry Dates.

             (p) "Insurer" means the insurance company or companies which issues the Policies provided under this Plan upon application by the Trustee.

             (q) "Investment Fund" means such fund or funds of the Trust Fund established from time to time by the Administrator including the Company Stock Fund.

             (r)  "Investment Manager" means any person or entity --

                  (i) who renders advice respecting or has been empowered to manage, acquire, or dispose of any assets of the Plan; and

                  (ii) who (A) is registered as an investment adviser
                       under the Investment Advisers Act of 1940, or (B) is a bank, as defined in such act, or (C) is an insurance company qualified to perform services described in (1) above under the laws of more than one State; and

                  (iii) who has acknowledged in writing that he is a fiduciary with respect to the Plan.

             (s) "Participant" means an Employee who becomes entitled to participate in the Plan.

             (t) "Plan" means the "Harley-Davidson, Inc. Retirement Savings Plan for Salaried Employees" as provided herein and as subsequently amended from time to time. Prior to January 1, 1993, the name of the Plan was the Harley-Davidson, Inc. Thrift Incentive Plan for Salaried
   Employees.

             (u)  "Plan Year" means the calendar year.

             (v) "Policy" means a universal life insurance policy or policies. Such Policy shall be issued by the Insurer, at the election of the Participant, on the life of the Participant and/or the life of the Participant's spouse, and may include a term insurance rider on the lives of dependent children.

             (w) "Previous Plan" means the AMF Thrift Plan, as in effect on June 15, 1981.

             (x) "Trust Agreement" means the Harley-Davidson, Inc. Thrift Incentive Trust for Salaried Employees dated June 15, 1981, and reexecuted as of October 1, 1989, between the Company and the Trustee, as it may be amended from time to time. Effective January 1, 1994, the name of such Trust Agreement shall be the Harley-Davidson, Inc. Retirement Savings Trust for Salaried Employees.

             (y) "Trustee" means Marshall & Ilsley Trust Company or any successor appointed pursuant to the Trust Agreement.

             (z) "Trust Fund" means all the assets which are held by the Trustee for the purposes of this Plan.

             Section 2.2 Gender and Number. Wherever applicable, the masculine pronoun as used herein shall be deemed to include the feminine pronoun, and the singular shall be deemed to include the plural.

        ARTICLE III.  ELIGIBILITY TO PARTICIPATE AND CREDITING OF SERVICE


             Section 3.1 Regular, Full-Time Employees. An individual who is classified by his Employer as a regular and full-time Employee shall be eligible to participate and make Before-Tax Contributions to the Plan as of the Entry Date next following his date of employment, provided he then is an Employee.

             Section 3.2 Permanent Part-Time Employees. An individual who is classified by his Employer as a permanent part-time Employee shall be eligible to participate and make Before-Tax Contributions to the Plan as of the Entry Date next following his completion of one Year of Eligibility Service.

             Section 3.3 Reemployment. An Employee whose employment was terminated or who was transferred to hourly status and who previously was a Participant or was eligible to participate shall become a Participant on the date of his reemployment as an Employee. The Administrator is authorized to make and receive plan to plan transfers between the Plan and other defined contribution plans maintained by the Company or Affiliates with respect to transferred Employees.

             Section 3.4 Year of Eligibility Service. A permanent part-time Employee shall be credited with a Year of Eligibility Service on (i) the last day of the 12 consecutive month period beginning on his first date of employment (or reemployment, in the event that he was not eligible to participate during his prior period of employment but the 12 month period beginning on his first date of employment and the first full calendar year of his employment have expired), provided that he is credited with at least 1,000 Hours of Service during such 12 consecutive month period, or on (ii) the last day of any calendar year (beginning with the calendar year that commences following his first date of employment or reemployment) during which he is credited with at least 1,000 Hours of Service.

             Section 3.5 Year of Vesting Service. (a) An Employee shall be credited with a Year of Vesting Service equal to one (1) year for each Plan Year during which the Employee completes at least 1,000 Hours of Service.

             (b) An Employee whose employment with the Employer and any Affiliate terminates and who fails to accumulate more than 500 Hours of Service during any Plan Year incurs a Break in Service.

             (c) If a Break in Service occurs and an Employee thereafter accrues additional Hours of Service, the Employee's pre-Break in Service Years of Vesting Service shall be aggregated with his post-Break in Service Years of Vesting Service for determining the Participant's vested percentage in Employer matching contributions credited after such Break in Service.

             Section 3.6 Hours of Service. (a) Compensated Hours: An Hour of Service shall be credited for each hour for which an Employee is directly or indirectly compensated by an Employer or any Affiliate for duties or for reasons other than the performance of duties, including, but not limited to, hours for which back pay (irrespective of mitigation of damages) has been agreed to or awarded by the Employer or Affiliate.

             (b) Noncompensated Hours: An Hour of Service also shall be credited for each hour for which an Employee is not directly or indirectly compensated, based on the number of hours performed by the Employee during his regular work week as long as such hour occurs during a period prior to the Employee's termination of employment with an Employer or Affiliate.

             (c) Military Service: Periods of military service shall be counted toward a Year of Eligibility Service to the extent required to be credited by law, provided that after the termination of such military service, the Employee returns to reemployment within the period that his rights to reemployment are protected by law.

             (d) "Employee" Status Not Required: Hours of Service shall be credited pursuant to the provisions of this Section 3.6 regardless of whether an individual is paid on a salaried basis during the applicable period.

             (e) Regulations: Any issue as to the number of Hours of Service to be credited or the period to which such Hours of Service shall be credited shall be resolved by the Administrator in accordance with the foregoing provisions and Department of Labor regulations Section
    2530.200b-2 and the applicable provisions of the Code, using in the case of exempt Employees for whom records of hours worked are not maintained an equivalency method based on 45 Hours of Service for each week for which such Employee would be required to be credited with at least one Hour of Service based on the foregoing rules.

             Section 3.7 Enrollment. An Employee who has met the eligibility requirements of Section 3.1, 3.2 or 3.3 may become a Participant in the Plan as of the Entry Date that he initially is eligible by completing an application form prescribed by the Administrator and filing such application with the Administrator at such time and in such manner as the Administrator shall determine. In making such application, he shall signify his acceptance of the terms and conditions of the Plan, and shall be bound thereby. Each application will authorize the Employer to reduce his Compensation by the amount of such Before-Tax Contributions as may be specified by him in the form, and will also specify the Investment Fund(s) in which such contributions are to be invested. A Participant who elects to have Before-Tax Contributions invested in a Policy must also satisfy any requirements imposed by the Insurer as a condition to the issuance of such Policy. If an Employee does not elect to become a Participant and have Before-Tax Contributions made to the Plan as of the date that he initially is eligible to do so, he shall be required to wait until a succeeding Entry Date before he again is eligible.

             Section 3.8 Leased Employees. A person who is a "leased employee" within the meaning of Code Section 414(n) and (o) shall not be eligible to participate in the Plan, but in the event such a person was participating or subsequently becomes an Employee eligible to participate herein, credit shall be given for the person's service as a leased employee toward completion of the Plan's eligibility and vesting requirements, including any service for an Affiliate, if applicable.

             Section 3.9 Service with Predecessor Employer. Except to the extent required under regulations issued by the Secretary of the Treasury, in the event any corporation (or unincorporated trade or business) becomes an Affiliate, an Employee's Years of Eligibility Service and Vesting Service hereunder shall not include periods of employment prior to the date such corporation (or unincorporated trade or business) became an Affiliate.

                     ARTICLE IV.  BEFORE-TAX CONTRIBUTIONS,
           EMPLOYER MATCHING CONTRIBUTIONS, AND ROLLOVER CONTRIBUTIONS


             Section 4.1 Before-Tax Contributions In General. Each Participant, so long as he remains a Participant, may elect (in accordance with Administrator rules) to reduce his Compensation by an amount equal to any whole percentage of the Compensation paid to him each payday, up to a maximum determined from time to time by the Administrator but not in excess of 20 percent. Upon notice, the Administrator shall be permitted to change the foregoing percentage levels. The amount by which a Participant's Compensation is reduced shall be contributed by his Employer on his behalf to the Plan as his Before-Tax Contribution.

             Section 4.2 Adjustment of Amount of Before-Tax Contributions. Adjustments in the amount of any Participant's Before-Tax Contributions may be made by a Participant at such times as permitted by Administrator rules, by filing with the Administrator a notice of such change (in accordance with Administrator rules) prior to the date as of which he desires such adjustment to be effective.

             Section 4.3 Election to Discontinue Before-Tax Contributions. A Participant may elect to have his Before-Tax Contributions completely discontinued by filing with the Administrator a notice of such discontinuance (in accordance with Administrator rules). Such discontinuance shall be effective on the first administratively convenient payday after such notice is received by the Administrator.

             Section 4.4 Automatic Discontinuance of Before-Tax Contributions. Effective May 1, 1990, a Participant who ceases to be an Employee shall have his Before-Tax Contributions completely discontinued, effective as of the last day worked. Prior to such date, the date of such discontinuance shall be the date of cessation of Employee status.

             Section 4.5 Resumption of Before-Tax Contributions. Any Participant whose Before-Tax Contributions have been discontinued may elect to have such contributions resumed if, at the time he is eligible to again contribute, he files with the Administrator a notice (in accordance with Administrator rules) prescribed for such purpose. A Participant who has elected to have his contributions discontinued pursuant to Section 4.3 shall again be eligible to contribute as of such date permitted in accordance with Administrator rules next following the effective date of discontinuance. A Participant whose contributions were discontinued pursuant to Section 4.4 shall be eligible to again contribute as of the date he again returns to work.

             Section 4.6 Payment of Before-Tax Contributions. Before-Tax Contributions shall be paid over by the Employer to the Trustee and allocated and credited to the Participant's account in the Trust Fund as soon as possible after the date they would have been otherwise received as Compensation. All amounts elected by the Participant to be contributed to the Plan pursuant to this Article, as well as all amounts held in the Plan that are attributable to contributions to the Previous Plan, shall at all times be fully vested and nonforfeitable.

             Section 4.7 Rollover Contributions. Effective January 1, 1992, any Employee may from time to time contribute to the Trust Fund a rollover contribution in cash. An Employee making a rollover contribution shall certify in writing the amount of the proposed rollover contribution and supply documentation acceptable to the Administrator confirming the amount and the status of the rollover contribution. A rollover contribution shall be credited to the Employee's account in the Trust Fund as soon as possible after it is received by the Trustee and shall be invested as provided in Article V. All amounts held in the Plan that are attributable to rollover contributions shall at all times be fully vested and nonforfeitable.

             Section 4.8 Employer Matching Contributions. Effective January 1, 1993, each Employer shall contribute an amount equal to the matching contribution for the Plan Year for the Participants who are its Employees. The Employer matching contribution applies only to the first 6% of Compensation contributed by a Participant as Before-Tax Contributions for a Plan Year. The matching contribution for a Plan Year is based on the financial performance for such year of the Company's Motorcycle Division, measured in terms of EBIT ("Earnings Before Interest and Taxes"), as determined by the Company in its sole discretion. Under guidelines in effect on and after January 1, 1993, until changed prospectively by the Company with notice to Employees, the amount of the Employer matching contribution shall be determined in accordance with the following table:

             If Motorcycle Division
                EBIT % Is:                           Match Is:

                 11%                       $0.25 per dollar saved
                 12%                       $0.35 per dollar saved
                 14% or Higher             $0.50 per dollar saved

   Employer matching contributions are made only when EBIT for the Motorcycle Division is 11% or higher. The matching contribution is prorated for EBIT percentages between the numbers in the table. The Participants who are entitled to receive Employer matching contributions for a Plan Year are those Participants who are employed on the last day of the Plan Year, including Employees who are placed on temporary lay off during the Plan Year, or who died or retired (in accordance with provisions of the Company's Retirement Annuity Plan for Salaried Employees) during the year.


             Section 4.9 Deductibility of Contributions. Employer contributions hereunder are conditioned upon their deductibility under Code Section 404. Notwithstanding any provision herein to the contrary, to the extent a deduction is disallowed, contributions may be returned to the Employer within one year after such disallowance.

             ARTICLE V. LIMITATIONS ON BEFORE-TAX CONTRIBUTIONS AND EMPLOYER MATCHING CONTRIBUTIONS


             Section 5.1 $7,000 Limitation. In no event may the Before-Tax Contributions made on behalf of any Participant exceed $7,000 in any Plan Year. The Administrator, in his discretion, may establish rules necessary for such limitation to be met with respect to any Participant including, but not limited to, rules that require a reduction or refund in contributions in order to meet the limitation and rules applicable to satisfy the appropriate limitations should a Participant participate within the same calendar year in this Plan and another qualified plan intended to meet the requirements of Section 401(k) of the Internal Revenue Code. Notwithstanding the foregoing, Before-Tax Contributions in excess of $7,000 may be made for Plan Year 1987, subject to the cost-of-living adjustment provisions of Code Section 402(g).

             Section 5.2 Maximum Deferral Percentage. Notwithstanding any provision of the Plan to the contrary, the Plan is subject to the limitations of Code Section 401(k) which are incorporated herein by this reference. Accordingly, in no event may the Before-Tax Contributions made on behalf of all eligible Participants who are highly compensated individuals with respect to any Plan Year result in a deferral percentage for such group of eligible Participants which exceeds the greater of (a) or (b) below, where:

             (a) is an amount equal to 125% of the deferral percentage for all eligible Participants other than eligible Participants who are highly compensated individuals; and

             (b) is an amount equal to the sum of the deferral percentage for all eligible Participants other than highly compensated individuals and 2%, provided that such amount does not exceed 200% of the deferral percentage for all eligible Participants other than highly compensated individuals;

   subject to such other applicable limits as may be prescribed by the Secretary of the Treasury to prevent the multiple use of this limitation. In order to ensure the favorable tax treatment of Before-Tax Contributions hereunder pursuant to Code Section 401(k) or to ensure compliance with Code Section 402(g) or 415, the Administrator in its discretion may prospectively decrease the rate of Before-Tax Contributions of any Participant at any time and, to the extent permitted by applicable regulations, may direct the Trustee to refund Before-Tax Contributions to any Participant. Any excess contributions, determined (i) after application of the family aggregation rules, any recharacterization of deferrals as after-tax contributions if applicable and use of qualified nonelective contributions and/or qualified matching contributions as helpful in the actual deferral percentage test, and (ii) by leveling the highest deferral ratios until the test is satisfied, and excess deferrals shall be distributed including applicable income determined pursuant to applicable regulations, including gap period income after 1988, together with any applicable matching contribution. Such distributions shall be made during the plan year following the year the excess contributions were made, and the amount shall be determined based on the respective portions attributable to each highly compensated employee based on compensation.

             Section 5.3 Maximum Contribution Percentage. Notwithstanding any provisions of the Plan to the contrary, the Plan is subject to the limitations of Code Section 401(m) which are incorporated herein by this reference. Accordingly, in no event may the average contribution percentage of Employer matching contributions made on behalf of all eligible Participants who are highly compensated individuals with respect to any Plan Year result in an average contribution percentage for such group of eligible Participants which exceeds the greater of (a) or (b) below, where:

             (a) is an amount equal to 125% of the average contribution percentage for all eligible Participants other than eligible Participants who are highly compensated individuals; and

             (b) is an amount equal to the sum of the average contribution percentage for all eligible Participants other than highly compensated individuals and 2%, provided that such amount does not exceed 200% of the average contribution percentage for all eligible Participants other than highly compensated individuals;

   subject to such other applicable limits as may be prescribed by the Secretary of the Treasury to prevent the multiple use of this limitation. In order to ensure compliance with Code Section 401(m), any excess aggregate contributions, determined (i) after application of the family aggregation rules, any recharacterization of deferrals as after-tax contributions if applicable and use of qualified nonelective contributions and/or qualified matching contributions as helpful in the actual deferral percentage test, and (ii) by leveling the highest contribution ratios until the test is satisfied, shall be distributed if vested or forfeited if forfeitable, including applicable income determined pursuant to applicable regulations, including gap period income after 1988, together with any applicable matching contribution. Such distributions shall be made during the plan year following the year the excess aggregate contributions were made, and the amount shall be determined based on the respective portions attributable to each highly compensated employee based on compensation.

             Section 5.4 Definitions. For purposes of this Article V, the following terms shall have the following meanings:

             (a) "Eligible Participant" shall mean an Employee who is eligible to participate in the Plan pursuant to Article III, whether or not he actually elects to participate in the Plan.

             (b) "Highly compensated individual" shall mean an individual who:

                  (i)  is a 5% owner of the Company or an Affiliate;

                  (ii) receives compensation from the Company or one or
                       more Affiliates in excess of $75,000 (as adjusted pursuant to Code Section 415(d)) for a year;

                 (iii) receives compensation from the Company
                       or one or more Affiliates in excess of
                       $50,000 (as adjusted pursuant to Code
                       Section 415(d)) for a year and is in
                       the top 20%, when ranked on the basis
                       of compensation, of the employees of
                       the Company and all Affiliates
                       (disregarding employees who normally
                       work less than 17 l/2 hours per week or
                       6 months per year, employees covered by
                       a collective bargaining agreement, and
                       nonresident aliens who receive no
                       earned income from sources within the
                       United States); or

                  (iv) is an officer of the Company or an Affiliate and
                       receives compensation from the Company or an Affiliate greater than 50% of the amount in effect under Code Section 415(b)(1)(A) of the Internal Revenue Code; provided, however, that no more than 50 individuals shall be taken into account under this paragraph (iv).

                       The determination under (i), (ii), (iii) or (iv) of whether an individual is a highly compensated individual shall be made with respect to the current and the preceding Plan Year; provided, however, that an individual who did not satisfy
                       (ii), (iii) or (iv) during the preceding Plan Year shall only be considered highly compensated if during the current Plan Year he is among the 100 most highly compensated individuals employed by the Company and all Affiliates.

                       For purposes of determining who is a highly compensated individual and for purposes of the maximum deferral percentage described in Section
                       5.2 hereof, a family member of a 5% owner or one of the highest 10 paid individuals employed by the Company and all Affiliates shall not be considered a separate individual and, further, any compensation paid to him or contribution made on his behalf shall be attributed to the highly compensated individual described above.

                       "Compensation" for purposes of determining who is a highly compensated individual under this Subsection (b) has the meaning set forth in
                       Section 2.1(k) hereof but not subject to the cap on compensation under Code Section 401(a)(17). The $75,000 and $50,000 limits described in paragraphs (ii) and (iii) shall be adjusted in accordance with, and at such time prescribed in, rules issued by the Secretary of the Treasury.

             (c) "Deferral Percentage" with respect to any specified group of eligible Participants for a year shall mean the average of the ratios (calculated separately for each eligible Participant in the group) of:

                  (i) The amount of Before-Tax Contributions allocated to the account of each eligible Participant for such year, to

                  (ii) The eligible Participant's compensation for such
                       year.

             (d) "Average Contribution Percentage" with respect to any specified group of eligible Participants for a year shall mean the average of the ratios (calculated separately for each eligible Participant in the group) of:

                  (i) the amount of Employer matching contributions allocated to the account of each eligible
                       Participant for such year, to

                  (ii) the eligible Participant's compensation for such
                       year.

             (e)  "Compensation," for purposes of paragraph (c)(ii) and
   (d)(ii) has the meaning set forth in Section 2.1(k) hereunder but, as determined by the Administrator, prior to or after reduction on account of a Participant's Before-Tax Contributions to this Plan or any other contributions not treated as taxable income by reason of Section 125 or 402(e)(3) of the Code.

             Section 5.5 Prospective Reduction of Before-Tax Contributions. In the event that it is determined by the Administrator at any time that the maximum deferral percentage prescribed in Section 5.2 or the Code Section 415 limitations prescribed in Section 5.8 could be exceeded, then the amount of Before-Tax Contributions allowed to be made on behalf of some or all of the eligible Participants shall be reduced in such manner prescribed by the Administrator. Once a reduction has been made hereunder, it shall remain in effect for the remainder of the year, unless the Administrator determines that it is no longer necessary in order for the maximum deferral percentage or Code Section 415 limitations to be met.

             Section 5.6 Reduction After Before-Tax Contributions Have Been Made. In the event that, notwithstanding Section 5.5 hereof, it is determined by the Administrator that the maximum deferral percentage limitations have been exceeded with respect to any Plan Year, then the Before-Tax Contributions that have been made on behalf of the eligible Participants who are highly compensated individuals shall be reduced, and the excess (together with the income allocable thereto) shall be distributed to the affected highly compensated individuals or, to the extent permitted under rules prescribed by the Secretary of Treasury and determined by the Administrator, recharacterized as after-tax contributions. The highly compensated individuals with respect to whom the reduction and distributions hereunder shall be made and the amount of such reductions shall be determined by reducing the maximum allowable percentage of Before-Tax Contributions under Article IV to such percentage which, when applied to all eligible Participants who are highly compensated individuals, results in the maximum deferral percentage not being exceeded.

             Section 5.7    Adjustment in Limitations.  Sections 5.2 through
   5.6 are intended to conform with Sections 401(k) and 401(m) of the Code. In the event that the Administrator determines that, in accordance with the Code and rules prescribed by the Secretary of the Treasury, the limitations of Section 401(k) and Section 401(m) may be applied in a manner different from that prescribed in Sections 5.2 through 5.6, the Administrator, in his discretion, may make appropriate adjustments.

             Section 5.8 Code Section 415 Limitations. The limitations on benefits and contributions prescribed by Section 415 of the Code are incorporated by reference. The limitation year is the calendar year. The applicable definition of compensation for Code Section 415 purposes shall be as set forth in Section 2.1(k) hereof but not subject to the cap on compensation under Code Section 401(a)(17). In the event that the limitations of Section 415(e) of the Code would be exceeded but for this
   Section 5.8, benefits under any applicable qualified defined benefit plan shall be reduced or frozen prior to any reduction in contributions to this Plan.

                       ARTICLE VI.  PARTICIPANT'S ACCOUNT;
              INVESTMENT OF CONTRIBUTIONS; COMPANY STOCK FUND RULES


             Section 6.1 General. A separate account shall be maintained for each Participant that reflects his interest in the Plan. In accordance with rules prescribed by the Administrator, there shall be subaccounting within each Participant's account to properly reflect the following types of contributions to the Plan or to the Previous Plan and the earnings or losses thereon:

             (a)  Before-Tax Contributions;

             (b)  After-tax contributions to the Previous Plan
                  (including any amounts transferred to the Previous Plan from the Retirement Annuity Plan for Salaried and Commission-Paid Employees of AMF Incorporated) and any Before-Tax Contributions hereto that are recharacterized as after-tax contributions;

             (c) Matching contributions, other than discretionary matching contributions, made by the Participant's Employer to the Previous Plan;

             (d) Discretionary matching contributions made by the Participant's Employer to the Previous Plan; and

             (e) Matching contributions made by the Participant's Employer to this Plan on and after January 1, 1993, referred to as Employer matching contributions.

   Notwithstanding the foregoing, in the discretion of the Administrator, two or more of the above-described subaccounts may be combined.

             Section 6.2 Investment of Before-Tax Contributions in a Policy. In accordance with an election form provided by and filed with the Administrator, a Participant may elect that a portion of his Before-Tax Contributions to the Plan shall be invested in a Policy, subject to the following:

             (a) The percentage of a Participant's Before-Tax Contributions that may be invested in a Policy shall be determined by the Administrator; provided, however, that the Before-Tax Contributions invested in a Policy, when added to Before-Tax Contributions previously invested in a Policy, shall be less than 50% of the total Before-Tax Contributions made to the Plan on behalf of the Participant during his aggregate periods of participation hereunder and provided, further, that the Before-Tax Contributions considered to be attributable to the purchase of term insurance, when added to Before-Tax Contributions previously considered to be attributable to the purchase of term insurance, shall be less than 25% of the total Before-Tax Contributions made to the Plan on behalf of the Participant during his aggregate periods of participation hereunder.

             (b) The Administrator shall direct the Trustee to purchase a Policy upon receiving an election form in accordance with Subsection (a). An eligible Participant and, to the extent applicable, his spouse and dependent children, shall be covered under any Policy only upon issuance and delivery to the Trustee of such Policy.

             (c) Each Policy and application therefor shall designate the Trustee as the owner of the Policy, and so long as the Trustee remains the owner, all benefits, rights, and privileges under each Policy which are available while the Participant is living shall be vested in the Trustee. Under any Policy, supplemental rider, or other instrument issued in settlement thereof, benefits shall be paid to the Trustee and not directly to the Participant on whose life the policy was issued or to his Beneficiary. If the deceased insured was the Participant, payment shall be made pursuant to Section 7.6. If the deceased insured was the spouse or child of the Participant, the Trustee shall retain an amount equal to the cash surrender value of the Policy on the date of the insured's death as part of the Participant's account to be invested in accordance with
   Section 6.5, and the remaining proceeds shall be paid to the Participant as soon as practicable after receipt from the Insurer.

             (d) The Trustee shall be under no obligation to pay any premium under any Policy unless the Administrator instructs the Trustee to do so, in accordance with a Participant's election. Notwithstanding the foregoing, the Trustee may, if directed by the Administrator, borrow against the cash surrender value of a Policy in order to pay premiums due, but only if the Participant's current Before-Tax Contributions allocated to investment in a Policy are insufficient to pay such premiums. Before-Tax Contributions shall first be used to pay premiums on any outstanding Policy and only thereafter may be used to increase coverage under the Policy.

             (e) If, at any time, the sum of the Before-Tax contributions invested in a Policy pursuant to Subsection (a) hereof and the cash surrender value that may be loaned pursuant to Subsection (d) hereof is insufficient to pay the premiums due on a Policy, the Policy shall thereupon be cancelled. In accordance with rules prescribed by the Administrator, a Participant may elect to cancel a Policy. Upon the cancellation of a Policy, any amount held in a Participant's account with respect thereto shall be reinvested in one or more of the Investment Funds in accordance with rules prescribed by the Administrator.

             Section 6.3 Investment of Before-Tax Contributions in Investment Funds. Effective as of the date that he becomes a Participant, and in accordance with rules prescribed by the Administrator, a Participant shall elect that his Before-Tax Contributions shall be invested in one or more of the Investment Funds within the Trust Fund.
   The amount that may be invested in any one Investment Fund shall be equal to a percentage (in minimum increments specified by the Administrator from time to time) of the Participant's Before-Tax Contributions after first subtracting the amount of the Participant's Before-Tax Contributions allocated to the purchase of a Policy pursuant to Section 6.2. In accordance with rules prescribed by the Administrator, a Participant may periodically elect to change the Investment Funds in which his Before-Tax Contributions are invested.

             Section 6.4 Investment of Employer Matching Contributions in Company Stock Fund. Employer matching contributions are deposited to the Company Stock Fund and must remain there at all times until a Participant reaches age 55 or, if earlier, terminates employment with the Employer and any Affiliate. When a Participant reaches age 55 and is eligible to transfer amounts attributable to Employer matching contributions out of the Company Stock Fund, such transfers shall be made in accordance with the rules governing investment directions authorized under Section 6.5.

             Section 6.5 Transfers Among Investment Funds. In accordance with rules prescribed by the Administrator, a Participant may elect that all or a portion of his interest in any one Investment Fund shall be transferred to another Investment Fund or Funds. In addition, and to the extent permitted by the Administrator, a Participant may elect that all or a portion of the cash surrender value attributable to a Policy purchased with the Participant's Before-Tax Contributions may be transferred to one or more of the Investment Funds. Notwithstanding the foregoing, if it determines that any election with respect to a contribution into or reallocation of funds into or out of the Company Stock Fund might violate applicable securities laws, create a liability for Participants thereunder or is for any other reason known to the Administrator contrary to the best interests of Participants (including Participants subject to Section 16 of the Securities Exchange Act of 1934, as amended), the Administrator may, in its sole discretion, suspend or limit the right of any Participants to make or change investment elections under this Section.

             Section 6.6 Allocation of Earnings and Losses. The fair market value of the assets of each Investment Fund shall be determined as of each Accounting Date. As of each such Accounting Date, a Participant's interest in each Investment Fund shall be adjusted to reflect the earnings, losses, appreciation and depreciation of such Fund since the immediately preceding Accounting Date, based on the proportion that the Participant's interest in such Investment Fund as of the date following such immediately preceding Accounting Date bears to all Participants' interests in such Fund as of such day. Participants' interests as of such day shall be adjusted to include 50% of any loan interest and principal deposited to their accounts in the Investment Fund during any allocation period of one month or longer. The accounting for a Participant's interest in the Company Stock Fund shall be done on an allocated share basis such that (except with respect to dividends on previously allocated shares, which dividends are credited directly to the Participant's account to which such shares are allocated) shares of Company Stock acquired by the Company Stock Fund since the last preceding Accounting Date shall be allocated among the subaccounts of Participants in proportion to the then current value of each subaccount which is not then attributable to allocated stock and dividends thereon, and the individual subaccounts of Participants shall be adjusted accordingly. Dividends received with respect to shares of Company Stock other than previously allocated shares, and income, expenses, gains and losses on assets other than Company Stock held in the Company Stock Fund shall be credited or charged to the subaccounts of Participants as of each Accounting Date pro rata on the basis of that portion of each Participant's subaccount which is not invested in allocated stock. The foregoing shall be subject to any special rules that may be applicable pursuant to the terms of any guaranteed income contracts held in an Investment Fund.

             Section 6.7 Valuation Conclusive. All determinations made by the Trustee and Administrator with respect to fair market value and the amount of earnings, losses, appreciation and depreciation of any Investment Fund (as well as any determinations with respect to a Policy held on behalf of a Participant) shall be made in accordance with generally accepted accounting principles, and all such determinations shall be conclusive and binding upon Participants, Beneficiaries, and any other person claiming to have an interest under the Plan.

             Section 6.8 Voting and Tender Rights as to Company Stock. Shares of Company Stock held by the Company Stock Fund are allocated to Participants' subaccounts in that Investment Fund as of each Accounting Date. Such shares are referred to as allocated shares. In connection with each meeting of stockholders of the Company each Participant shall be given the opportunity to provide the Trustee with instructions regarding the voting of the Participant's allocated shares credited to the Participant's subaccount in the Company Stock Fund. The Trustee shall vote such shares in accordance with such instructions. All shares of Company Stock owned by the Plan but not allocated to the account of a Participant shall be voted by the Trustee so as to reflect, to the extent the Trustee determines it to be possible to do so, the voting directions of the Participants who provided instructions. All allocated shares of Company Stock in respect of which voting instructions shall not have been received from Participants within the time specified by the Trustee shall not be voted. In connection with a tender offer for, or a request or invitation for tenders of Company Stock made to the Trustee (the "offer"), the Trustee shall furnish to each Participant a notice of such event together with a copy of the offer, and a form by which the Participant may direct the Trustee whether or not to tender the Company Stock allocated to the Participant's account in the Plan pursuant to the offer. The Trustee shall tender or not tender such shares in accordance with such instructions. All shares of Company Stock owned by the Plan but not allocated to the account of a Participant shall be tendered in the same proportion as the number of allocated shares as to which the Trustee received timely directions to tender bears to the number of allocated shares as to which the Trustee shall have received timely directions either to tender or not tender, counting a non-response by a Participant for this purpose as a decision not to tender. All allocated shares of Company Stock in respect of which tender instructions shall not have been received from Participants within the time specified by the Trustee shall not be tendered.

             Reasonable means shall be employed to provide secrecy and confidentiality respecting each Participant's voting and tender instructions. The Trustee, in consultation with the Administrator, shall establish (and modify and amend) reasonable procedures for implementing the foregoing provisions concerning voting rights and tender instructions.

             The Trustee shall have no responsibility to investigate or evaluate any offer and shall be entitled to respond to any offer solely on the basis of this Section 6.8 and the procedures herein. Any shares of Company Stock which shall be tendered by the Trustee but which for any reason are not purchased pursuant to the offer shall be restored to the Trust.

                         ARTICLE VII.  DISTRIBUTION UPON
                     TERMINATION OF EMPLOYMENT OR DISABILITY


             Section 7.1 Retirement or Disability Benefits. If a Participant's employment is terminated on or after reaching age 65 for a reason other than death or if he furnishes proof, satisfactory to the Administrator, of his entitlement to Social Security disability benefits, he shall be entitled to a distribution of the Participant's allocated Company Stock, if any, and the remaining balance of his account in cash, payable in a single sum distribution, or if elected by the Participant, a distribution of the value of his account payable entirely in cash.

             Section 7.2 Vested Benefits for Other Terminations of Employment. A Participant is fully vested in all amounts held in the Plan for the Participant except amounts attributable to Employer matching contributions, which are subject to the following vesting schedule:

      Complete Years of Vesting         Percentage of Employer
   Service at Date of Termination    Matching Contributions Vested

             Less than 5                             0%
             5 or more                               100%

   If a Participant's employment is terminated for any reason other than death or retirement at or after age 65, and the Participant is not otherwise eligible for Social Security disability benefits, the Participant shall be entitled to a distribution of the vested amount of the Participant's allocated Company Stock, if any, and the remaining vested amount of his account in cash, payable in a single sum distribution, or if elected by the Participant, a distribution of such vested amount payable entirely in cash. The nonvested amount, if any, of the Participant's Employer matching contributions shall be held in a suspense account until it is either forfeited or reinstated upon reemployment as provided in Section 7.3 hereof. As of the end of the Plan Year in which any such forfeiture occurs, the forfeited amount shall be applied to reduce the obligations of the Employers to make matching contributions under the Plan for such Plan Year and subsequent years until fully applied. For purposes of the foregoing vesting schedule, all of a Participant's Years of Vesting Service shall be taken into account. Notwithstanding any provision to the contrary, a Participant's vested percentage shall be 100% upon attainment of age 65. No amendment to the Plan changing the Plan's vesting schedule shall reduce the vested balance provided by such schedule determined for each Participant as of the day preceding the adoption or the effective date of such amendment, whichever is later. If an amendment to the Plan changes the Plan's vesting schedule, each Participant having not less than 3 Years of Vesting Service shall be entitled to have his vested balance for his future service under the Plan computed without regard to such amendment. Any such election will not be effective unless made after the amendment is adopted but prior to 60 days after the later of (i) the date the amendment was adopted, (ii) the effective date of the amendment, or (iii) the date the employee was given written notice of the amendment. Such election shall be made in writing by filing with the Administrator, within such period, such form as the Administrator may prescribe for this purpose. For purposes of this Section, a Participant shall be considered to have completed 3 Years of Vesting Service if he has completed 3 such years prior to the expiration of the election period described above.

             Section 7.3    Forfeitures.    The nonvested balance of a
   Participant's Employer matching contributions shall be declared a forfeiture when the Participant incurs 6 consecutive Breaks in Service or, if earlier, when the Participant's Employer matching contributions have been cashed out of the Plan. A Participant whose vested balance of Employer matching contributions has been distributed or who has no vested interest in his Employer matching contributions shall be deemed cashed out from the Plan. If a Participant is rehired before 6 or more consecutive Breaks in Service have occurred after termination of employment, the Participant's prior nonvested balance will be restored to his account dollar for dollar out of forfeitures or, if not sufficient, Employer contributions.

             Section 7.4 Policy. In the event that a Policy has been issued with respect to a Participant entitled to distribution as described in Section 7.1 or Section 7.2, the Participant may elect, in accordance with rules prescribed by the Administrator, to have the Policy cancelled, with the cash surrender value as of the date of cancellation of the Policy paid to him in a single sum in cash, or to have the Policy transferred directly to him.

             Section 7.5 Time of Payment; Valuation. Payment of the amounts described in Sections 7.1 and 7.2 normally shall be made to a Participant as soon as practicable following his termination of employment or proof of disability, with the value of his account determined as of the Accounting Date that corresponds with or next follows the date the Participant makes application for payment (subject to any special valuation procedures applicable to Policies). Notwithstanding the foregoing, if the value of a Participant's vested account has ever exceeded $3,500 and he has not attained age 70-1/2, the Participant may defer the receipt of payment. In such a case, payment shall be deferred for payment (except in the event of the Participant's intervening death) until the date on which the Participant attains age 70-1/2; provided, however, that a Participant may elect earlier distribution at any time after reaching age 65 by filing a distribution application with the Administrator. Such deferred payment will be based on the value of his account on the Accounting Date that corresponds with or next follows the date on which he attains age 70-1/2 or, if earlier, applies for a distribution at or after age
   65. In accordance with rules prescribed by the Administrator, however, the Participant may elect to have any Policy held on his behalf transferred to him on any earlier date during the deferral period. The provisions of the Plan are intended to comply with Code Section 401(a)(9) which prescribes certain rules regarding minimum distributions and requires that death benefits be incidental to retirement benefits. All distributions under the Plan shall be made in conformance with Section 401(a)(9) and the regulations thereunder which are incorporated herein by reference. The provisions of the Plan governing distributions are intended to apply in lieu of any default provisions prescribed in regulations; provided, however, that Code Section 401(a)(9) and the regulations thereunder override any Plan provisions inconsistent with such Code Section and regulations.

             Section 7.6 Distribution Because of Death. Upon the death of a Participant prior to termination of employment, a Participant shall be deemed to be fully vested in his Employer matching contributions. No increase in vesting occurs when a Participant's death occurs after termination of employment. Upon the death of a Participant prior to receipt of all amounts to which he is entitled, there shall be distributed to his Beneficiary any remaining portion of his account, determined as of the Accounting Date coincident with or next following the date on which the Administrator receives written notification of the Participant's death and all supporting documentation that the Administrator may require. Distribution shall be made to the Beneficiary in the form of the Participant's allocated Company Stock, if any, and the remaining balance of his account in cash, or if elected by the Beneficiary, a distribution of the value of the Participant's account payable entirely in cash, distributed in a single lump sum amount as soon as practicable following death, and in all events, within five (5) years following the date of the Participant's death. If a Policy has been purchased on behalf of a Participant, the Beneficiary shall receive the death benefit under the Policy in the form of a lump sum. The consent of the Beneficiary to such distribution is not required and the Beneficiary may not elect to defer such distribution beyond the date established for this purpose by the Administrator.

             Section 7.7 Beneficiary Designation. Each Participant may designate, upon such forms as shall be provided for that purpose by the Administrator, a Beneficiary or Beneficiaries to receive his interest in the Plan in the event of his death, but the designation of a Beneficiary shall not be effective for any purpose unless and until it has been filed by the Participant with the Administrator. Notwithstanding the foregoing, a Participant who is married shall automatically be deemed to have designated the spouse to whom he is married on the date of his death as his Beneficiary, unless such spouse consents in writing to the designation of some other Beneficiary, which writing acknowledges the effect of such election and is witnessed by the Administrator, a person designated by the Administrator for this purpose, or a notary public.

             Subject to the above, a Participant may, from time to time, on a form provided by and filed with the Administrator, change the Beneficiary in the manner heretofore stated, without the consent of the Beneficiary. The Company, the Administrator, and any Trustee may rely upon the designation last filed in accordance with the terms of this Section. In the event that a Participant shall not designate a Beneficiary in the manner heretofore stated, or if for any reason such designation shall be legally ineffective, or if such Beneficiary shall predecease the Participant or die simultaneously with him, then, for the purposes of this Plan, distribution shall be made to the first surviving class of the following beneficiaries:

             (a)  The Participant's spouse;

             (b)  The Participant's children;

             (c)  The Participant's parents;

             (d)  The Participant's brothers and sisters;

             (e)  The Participant's estate.

             Section 7.8 Deadline for Distributions. A Participant's account shall be distributed, unless the Participant has elected otherwise, not later than 60 days after the last day of the Plan Year in which the latest of the following events occurs: (a) his attainment of his 65th birthday, (b) the tenth anniversary of the date he began participation in the Plan, or (c) his termination of employment. Any distribution which cannot be reasonably ascertained and made by such required date shall be made as soon as administratively possible thereafter, retroactive to such required date. Notwithstanding the foregoing, effective April 1, 1990, benefits shall be paid or commence no later than the April 1 after the end of the calendar year in which the Participant attains age 70-1/2, even if the Participant is still employed, unless the Participant attained age 70-1/2 before January 1, 1988 and was not a five percent owner (as defined in Code Section 416) during any Plan Year after the Plan Year ending with or within the calendar year in which such Participant attained age 65-1/2.

             Section 7.9 No Continued Investment in Trust. Following the applicable Accounting Date as of which the amount distributable to a Participant or his Beneficiary is determined, the Participant's account shall no longer share in the earnings and losses of the Trust Fund.

             Section 7.10 Direct Transfer of Eligible Rollover Distributions. Effective January 1, 1993, notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this Section, a distributee may elect, at the time and in the manner prescribed by the Administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover. An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of 10 years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities). An eligible retirement plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity. A distributee includes an employee or former employee. In addition, the employee's or former employee's surviving spouse and the employee's or former employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse. A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

                      ARTICLE VIII.  IN-SERVICE WITHDRAWALS


             Section 8.1 Withdrawal of Contributions. Withdrawals prior to a termination of employment or proof of disability may be made by a Participant in accordance with, and subject to the provisions of, this
   Article VIII and rules prescribed by the Administrator.

             Section 8.2 Withdrawals from After-Tax Contributions. A Participant may elect to withdraw all or any part of the portion of his account that is attributable to after-tax contributions to the Previous Plan. A Participant shall incur no suspension of his contributions under the Plan as a result of a withdrawal under this Section 8.2

             Section 8.3 Withdrawals from Employer Matching Contributions. A Participant who has withdrawn the maximum amount of funds permissible under Section 8.2 may elect to withdraw all or any part of the portion of his account that is attributable to Employer matching contributions to the Previous Plan; provided, however, that the portion, if any, attributable to Employer discretionary matching contributions to the Previous Plan may not be withdrawn; provided, further, that the portion attributable to Employer matching contributions made pursuant to Section 4.8 hereof may not be withdrawn.

             Section 8.4 Withdrawals from Before-Tax Contributions. A Participant may elect to withdraw all or any part of the portion of his account that is attributable to Before-Tax Contributions under the following circumstances:

             (a) Withdrawals After the Attainment of Age 59-1/2. A Participant who has attained age 59-1/2 may withdraw all or any part of the portion of his account that is attributable to his Before-Tax Contributions. A Participant shall incur no suspension of his contributions under the Plan as a result of a withdrawal under this Section 8.4(a).

             (b) Hardship Withdrawals of Before-Tax Contributions. A Participant who has withdrawn the maximum amount of funds permissible under Sections 8.2 and 8.3 may elect, by giving written notice to the Administrator and upon demonstrating financial hardship as described herein, to withdraw all or any part of the portion of his account that is attributable to his Before-Tax Contributions. "Financial hardship" shall be determined by the Administrator in accordance with uniform standards adopted by the Administrator, which standards shall be consistently applied. For purposes of this Subsection -- "financial hardship" means:

                  (i)  unreimbursed medical expenses described in Code
                       Section 213(d) previously incurred by the Participant, the Participant's spouse or any dependents of the Participant (as defined in Code
                       Section 152) or necessary for such persons to obtain medical care;

                  (ii) purchase (excluding mortgage payments) of a
                       principal residence for the Participant;

                 (iii) payment of tuition for the next 12
                       months of post-secondary education for
                       the Participant or the Participant's
                       spouse, children or dependents; or

                  (iv) the need to prevent the eviction of the
                       Participant from his principal residence or foreclosure on the mortgage of the Participant's principal residence.

             (c) The hardship withdrawal shall be limited to the amount of the immediate and heavy financial need and shall be made only after the Participant takes all permitted loans and distributions hereunder and pursuant to any other plan maintained by the Employers.

             (d) Any Participant who makes a withdrawal under this Section, shall have his Before-Tax Contributions and any other elective contributions or employee contributions under this Plan or any other plan maintained by the Employer (both qualified and nonqualified) automatically suspended for a period of twelve (12) months following such withdrawal. The amount which such a Participant may contribute as Before-Tax Contributions for the calendar year following such withdrawal shall not exceed the amount described in Section 402(g) for such year, reduced by the amount of such Participant's actual Before-Tax Contributions for the calendar year in which the withdrawal occurred.

             Section 8.5 Payment of Withdrawals; Valuation. The amount withdrawn by a Participant hereunder shall be paid to him as soon as practicable following the date that his request is filed with the Administrator. The amount available for withdrawal shall not exceed the value of that portion(s) of the Participant's account from which the withdrawal is to be made as of the most recently closed Accounting Date that occurs before the date of his request for a withdrawal. For this purpose, the most recently closed Accounting Date is the most recent Accounting Date for which the Plan recordkeeper has issued its written allocation report.

                               ARTICLE IX.  LOANS


             Section 9.1 In General. The Administrator shall be responsible for the administration of this loan program. This Section applies only to "Borrowers," defined as any Employee (or person who is a party in interest within the meaning of ERISA Section 3(14)) who has an account balance in this Plan attributable (i) to his own participation herein or (ii) to the participation of a deceased Participant of whom such person is a Beneficiary. The limitations in Section 9.2 below shall apply in the aggregate to all of a Borrower's account balances in the Plan. Loans are not permitted from a Participant's Employer matching contributions account and such amounts shall not be considered in determining a Participant's eligibility for a loan.

             Section 9.2 Minimum and Maximum Amounts. Upon filing a proper written application with the Administrator, a Borrower eligible under Section 9.1 above may borrow against his account balance. A Borrower may request a loan only if his vested Plan account balance is at least $2,000, and the minimum loan amount shall be $1,000. The maximum loan amount, including the total of all loans to any eligible Borrower and interest accrued on outstanding loans at the time of the granting of a new loan, shall not exceed one-half the value of his interest in his account as of the Accounting Date immediately preceding such written application or, if less, $50,000 reduced by the excess of the highest outstanding balance of all loans in the preceding 1-year period over the outstanding loan balance on the date of the current loan.

             Section 9.3 Interest Rate. All loans shall bear interest commensurate with the rate which would be charged by commercial lenders for similar loans in accordance with Department of Labor Regulation
   Section 2550.408b-1 as determined by the Administrator. The duration of the loan shall be such period as may be agreed upon by the Borrower and the Administrator, but in no event shall the term exceed five (5) years in duration except if the loan is for the purchase of a dwelling unit that, within a reasonable time, is to be used as the primary residence of the Borrower, the maximum loan term shall be ten (10) years. All loans shall be due and payable in accordance with the terms of the loan, an event of default described in Section 9.6, or if earlier, when a taxable distribution is made (i) in the case of a Borrower who is an Employee, after termination of employment or (ii) in the case of a Borrower other than an Employee, after the death of the Borrower. The amount otherwise payable to the Borrower or his spouse or other Beneficiary shall be offset by any unpaid principal and interest on the loan.

             Section 9.4 Repayment Terms. Each loan shall require regular amortization of principal and interest on at least a quarterly basis. The terms and conditions of each loan shall be incorporated in a promissory note executed by the Borrower. Every Borrower shall receive a clear statement of the charges involved in each loan transaction, which shall include the dollar amount and annual interest rate of the finance charge.

             Section 9.5 Source of Loans; Investment of Repaid Amounts. Amounts loaned to a Borrower pursuant to this Article IX shall not share in fund earnings under Section 6.6, but shall be investments for the benefit of the Borrower's account to be treated as a segregated loan account. When application for a loan is made, the Administrator shall determine whether the segregated loan account shall be established from funds attributable to Before-Tax Contributions or other types of contributions, other than Employer matching contributions, held on behalf of the Borrower in the Plan. Loans shall be made pro rata from the Investment Funds in which the Borrower's Accounts are then invested. Loan repayments of principal and interest shall be invested in accordance with the Participant's investment election under Section 6.3 at the time each repayment is made or, if the Participant is not making Before-Tax Contributions, at the time repayment is made, in accordance with his investment election under Section 6.5.

             Section 9.6 Default. A loan shall be secured by a Borrower's account to the maximum extent permitted by law. If a Borrower defaults in the making of any payments on a loan when due and such default continues for 60 days thereafter, or in the event of the Borrower's bankruptcy, impending bankruptcy, insolvency or impending insolvency, the loan shall be deemed to be in default, and the entire unpaid balance with accrued interest shall become due and payable. The Administrator may pursue collection of the debt by any means generally available to a creditor where a promissory note is in default, or, if the entire amount due is not paid within 30 days following the default, the Administrator may apply the balance in the Borrower's account in satisfaction of the entire unpaid principal and accrued interest and treat such amount as having been received by the Borrower as a distribution under the Plan.

             Section 9.7 Administrative Rules. The Administrator may impose such other rules, requirements or restrictions relating to loans under this Article IX as it shall determine to be necessary or appropriate, including, without limitation, restrictions on the ability of the Borrower to withdraw amounts pledged as security for the loan. Notwithstanding any other provision to the contrary, special costs and fees associated with a Borrower's loan may be charged directly to the Borrower or to the Borrower's account.

                              ARTICLE X.  FINANCING


             Section 10.1 Trust Fund. The Company has executed a Trust Agreement with a Trustee selected by the Board to establish the Trust Fund to provide benefits under the Plan. The Trust Agreement is designated as, and shall constitute, a part of this Plan and all rights that may accrue to any person under this Plan shall be subject to all the terms and provisions of the Trust Agreement. The Company may, from time to time, modify the Trust Agreement to accomplish the purposes of the Plan, and the Board (unless this function is delegated to the Administrator) may remove the Trustee and appoint a successor Trustee or Trustees.

             Section 10.2 Trustee's Authority. The Trustee shall have exclusive authority and discretion to manage and control the Trust Fund, except in the event that an Investment Manager is employed or appointed by the Administrator to manage any portion thereof, and no other Plan fiduciary shall have any responsibility for, nor shall it be liable for, the investment of the Trust Fund or the loss to or diminution in value of the Trust Fund resulting from any action taken, directed or omitted by the Trustee.

             Section 10.3 Investment Funds. In its discretion, the Administrator shall establish one or more Investment Funds within the Trust Fund. Each such Investment Fund shall be invested and administered by the Trustee as a unit, except to the extent that any portion thereof is managed by an Investment Manager employed or appointed by the Administrator.

             Section 10.4 Investment Manager. The Administrator may employ or appoint an Investment Manager or Managers in accordance with the following provisions:

             (a) An Investment Manager may be employed or appointed by the Administrator to manage all or any portion of an Investment Fund. An Investment Manager shall acknowledge in writing its appointment as a Plan fiduciary and shall serve until a proper resignation is received by the Administrator or until it is removed or replaced by the Administrator.

             (b) Upon its acknowledgment that it is a fiduciary, an Investment Manager shall have the responsibility for the investment of the portion of the Trust Fund or any Investment Fund which it is appointed to manage. Neither the Administrator, the Trustee, or any other Plan fiduciary shall have any responsibility for, or incur any liability for, the investment of such portion or for any loss to or diminution in value of such portion resulting from any action taken, directed or omitted by the Investment Manager.

             (c) The Administrator shall require an Investment Manager to furnish such periodic and other reports to the Administrator and the Trustee as the Administrator deems to be in the best interests of the Trust Fund. Neither the Administrator, the Trustee, nor any other Plan fiduciary shall be under any duty to question, but shall be entitled to rely upon, any certificate, report, opinion, direction or lack of direction provided by the Investment Manager and shall be fully protected in respect of any action taken or suffered by them in reliance thereon.

             Section 10.5 Nonreversion. The Employers shall not have any right, title, or interest in or to the contributions made to the Trust Fund under the Plan, and no part of the Trust Fund shall revert to any Employer. Notwithstanding the foregoing, if a contribution is made as a result of a mistake of fact, then such contribution may be returned to the Company within one year after the payment of the contribution, and if any part or all of a contribution is disallowed as a deduction under Section 404 of the Code, then to the extent a contribution is disallowed as a deduction it may be returned to the Company within one year after the disallowance.

             Section 10.6 Payment of Expenses. In addition to the contributions hereunder, the Employers shall pay the administrative expenses of the Plan, including legal and accounting fees, and fees and expenses of the Trustee. Investment Manager fees are paid out of the Trust Fund. Notwithstanding the foregoing, fees and expenses of the Plan which are not paid by the Employers for any reason shall be paid out of the Trust Fund.

             Section 10.7   Participant's Investment Control.
   Notwithstanding any other provision of the Plan or Trust Agreement, to the extent that a Participant exercises control over the investment of his account, within the meaning of Section 404(c) of the Act, the Participant, and no other person, shall be responsible for and liable for such investment. Each Participant (and his Beneficiary) assumes all risk connected with any decrease in the market value of any assets held under the Plan. Neither the Administrator nor the Employer nor any other Plan fiduciary in any way guarantees the Trust Fund from loss or depreciation, or the payment of any amount that may be or become due to any person from the Trust Fund. The Trust Fund shall be the sole source of distributions to be made under this Plan.

                           ARTICLE XI.  ADMINISTRATION


             Section 11.1 Administrator. The Administrator shall be responsible for, and have the authority to undertake, all actions necessary or advisable for the proper administration and interpretation of the Plan (except to the extent a responsibility is expressly reserved to some other person), including, but not limited to, the following:

             (a)  File all documents required under the Act;

             (b) Provide all Employees, contingent annuitants, beneficiaries and other interested parties with all documentation, reports or other information required by the Act;

             (c) Appoint such individuals, committees, corporations or other entities as may be necessary or advisable to administer and operate the Plan and to carry out any responsibilities vested in him;

             (d) Act as agent of the Employers for service of process and commence any legal action pertaining to the Plan or the determination of rights thereunder;

             (e) Establish or amend a claims and appeals procedure as described in Section 11.4 below;

             (f)  Determine individual benefits;

             (g) Direct the Trustee to effect the proper administration of the Plan;

             (h) Interpret the Plan in the Administrator's discretion, with such interpretation thereof in good faith to be final and conclusive unless arbitrary and capricious;

             (i)  Authorize the payment of benefits; and

             (j) Establish and communicate to the Trustee and Investment Managers, as appropriate, investment guidelines.

             Section 11.2 Compensation and Expenses. The Administrator shall serve without compensation for services as such if he is an employee of the Company or an Affiliate. He may receive reimbursement by the Employers or Trust Fund of expenses properly and actually incurred.

             Section 11.3 Application for Benefits. Each person eligible for a benefit under the Plan shall apply for such benefit by signing an application form to be furnished by the Administrator and/or the Insurer. Each such person shall also furnish the Administrator and/or the Insurer with such documents, evidence, data, or information in support of such application as it considers necessary or desirable.

             Section 11.4 Claims and Appeals Procedure. Each Employee, terminated Employee, and Beneficiary shall have the right to appeal any decision concerning his benefits under the Plan by submitting a written request to the Administrator indicating the reasons that he feels that the decision is in error. He may request a hearing in person to present his appeal and, in the sole discretion of the Administrator, such a hearing shall be granted. The Administrator shall review the appeal and, within 90 days after receipt of the claim or such later time as may be required under the circumstances, notify the claimant affected of his decision in writing. The notice shall be written in a manner calculated to be understood by the claimant, setting forth the specific reasons for such denial, specific reference to pertinent Plan provisions on which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and an explanation of the Plan's claim review procedure.

             The Administrator shall also advise the claimant that he or his duly-authorized representative may request a review by the Administrator of the decision to deny the claim by filing with the Administrator, within 60 days after such notice has been received by the claimant, a written request for such review. The claimant may review pertinent documents, and submit issues and comments in writing within the same 60 day period. If such request is so filed, such review shall be made by the Administrator within 60 days after receipt of such request or such later time as may be required by the circumstances, and the claimant shall be given written notice of the decision resulting from such review, which shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based. The Administrator shall have discretionary authority to determine eligibility for benefits and to construe the terms of the Plan; any such determination or construction shall be final and binding on all parties unless arbitrary and capricious.

             Section 11.5 No Enlargement of Employee Rights. Nothing contained in the Plan shall be deemed to give any employee the right to be retained in the service of his Employer or to interfere with the right of his Employer or to discharge or retire any employee at any time.

             Section 11.6 Payments on Behalf of Incompetent Participants or Beneficiaries. In the event the Administrator shall find that any Participant or Beneficiary to whom a benefit is payable under the terms of this Plan is unable to care for his affairs because of accident or illness, is otherwise mentally or physically incompetent, or unable to give a valid receipt, the Administrator may cause the payments becoming due to such Participant or Beneficiary to be paid to another person for his benefit; under such circumstances, there shall be no responsibility on the part of the Employer, the Trustee, or the Administrator to follow the application of such payment. Any such payment shall be deemed made for the account of the Participant or Beneficiary and shall operate as a complete discharge of all liability therefor under this Plan by the Trustee, the Administrator, and the Employer.

             Section 11.7 Indemnity for Liability. To the maximum extent allowed by law and to the extent not otherwise indemnified, the Company shall indemnify the Administrator, and any other current or former officer, director, or employee of the Company, against any and all claims, losses, damages, and expenses (including counsel fees) incurred by such persons and any liability, including any amounts paid in settlement with the Company's approval, arising from such person's action or failure to act with regard to Plan management or administration.

             Section 11.8 Withholding for Taxes. Any distribution or withdrawal from the Trust Fund may be subject to withholding for taxes as required by law.

             Section 11.9 Insurer. The Insurer shall be discharged from all liability for any amount paid to the Trustee or paid in accordance with the direction of the Administrator, and shall not be obliged to see to the distribution or further application of any money it so pays. The Insurer shall keep such records, make such identification of contracts, funds, and accounts within funds, and supply such information as may be necessary for the proper administration of the Plan under which it is carrying insurance benefits.

                        ARTICLE XII.  GENERAL PROVISIONS


             Section 12.1 Unclaimed Payments. If a Participant or his Beneficiary fails to apprise the Administrator of changes in the address of the Participant or his Beneficiary, and the Administrator is unable to communicate with the Participant or his Beneficiary at the address last recorded by the Administrator within two years after any benefit becomes due and payable from the Plan to any Participant or Beneficiary, the Administrator may mail a notice by registered mail to the last known address of such person outlining the following action to be taken unless such person makes written reply to the Administrator within 60 days from the mailing of such notice: The Administrator may direct that such benefit and all further benefits with respect to such person shall be discontinued and all liability for the payment thereof shall terminate; provided, however, that in the event of the subsequent reappearance of the Participant or Beneficiary prior to termination of the Plan, the benefits which were due and payable and which such person missed shall be paid in the form of a lump sum.

             Section 12.2 Nondiscriminatory Action. Any discretionary acts to be taken under the provisions of this Plan by the Company, an Employer, or by the Administrator with respect to eligibility of Employees, contributions, or benefits shall be uniform in their nature and applicable to all those persons similarly situated.

             Section 12.3 Receipt and Release. Subject to the provisions of the Act and to the extent permitted by the Act, any payments or distribution to any Participant, his Beneficiary, or his legal representative in accordance with this Plan shall be in full satisfaction of all claims against the Trust Fund, the Trustee, Administrator, and the Employer; the Trustee, the Employer, the Administrator, or any combination of them may require a Participant, his Beneficiary, or his legal representative to execute a receipt and release of all claims under this Plan upon a payment or distribution; and the form of any such receipt and release shall be determined by the Trustee, the Company, the Administrator, or any combination of them.

             Section 12.4 Nonalienation of Benefits. No benefit under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, levy, or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, levy upon, or charge the same shall be void; nor shall any such benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the person entitled to such benefit. Notwithstanding the foregoing, the Administrator is expressly authorized to comply with the terms of a qualified domestic relations order and, to the extent provided in the order, to distribute all or any portion of a Participant's account to an alternate payee designated in the order at such time provided in the order, regardless of any prohibitions on distributions generally applicable to Participants and Beneficiaries at such time.

             Section 12.5 Compensation Data from Employer. Each Employer shall furnish to the Administrator, on request, information showing the Compensation of its employees who are Participants and any other information necessary for proper administration of this Plan.

             Section 12.6 Effect of Mistake. In the event of any mistake or misstatement with respect to the age, eligibility, service, Compensation, or participation of a Participant or Beneficiary, or the amount of distribution made or to be made to a Participant or Beneficiary, the Administrator shall, to the extent it deems appropriate, cause to be allocated, withheld, accelerated, or otherwise adjusted, such amounts as will in its judgment accord to such Participant or Beneficiary the credits to the Participant's account or the distributions to which he is entitled under the Plan.

             Section 12.7 Notice of Address. Each person entitled to benefits from the Trust Fund must file with the Employer or Administrator, in writing, his post office address and each change of post office address. Any communication, statement, or notice addressed to such a person at his latest reported post office address will be binding upon him for all purposes of the Plan and neither the Administrator nor the Employer, or Trustee, or Insurer shall be obliged to search for or ascertain his whereabouts.

             Section 12.8 Severability. In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if said illegal or invalid provision has never been inserted, and the Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan.

             Section 12.9 Notices and Communications. All applications, notices, designations, changes in designations, elections, and other communications shall be in writing and on forms prescribed by the Administrator, and shall be mailed or delivered to such office as may be designated by the Administrator, and shall be deemed to have been given when received by the Administrator at such designated offices. Each notice, report, statement, or other communication directed to a Participant or Beneficiary shall be in writing and may be delivered in person or mailed, in which latter event it shall be deemed to have been delivered upon receipt by the Participant or Beneficiary.

             Section 12.10 Waiver of Notice. Any notice required hereunder may be waived by the person entitled thereto.

             Section 12.11 Applicable Law. To the extent not preempted by the Act, the Plan and all rights hereunder shall be governed, construed and administered in accordance with the laws of the State of Wisconsin. All contributions made hereunder shall be deemed to have been made in Wisconsin.

             Section 12.12 Policy Restrictions. Every action sought to be taken by the Employer, the Administrator, the Trustee, a Participant or other insured, or a Beneficiary with respect to any Policy held under this Trust, shall be subject to the terms of the Policy and to the rules, procedures, and practices of the Insurer at such time, provided that the provisions of this Plan and the Trust Agreement shall not be deemed to be modified or altered by any such Policy.

                    ARTICLE XIII.  AMENDMENT AND TERMINATION


             Section 13.1 Company's Right to Amend and Terminate. The Company reserves the right at any time and from time to time by action of its Board to modify, amend or terminate, in whole or in part, any or all of the provisions of this Plan, subject to the Code and the Act. Except to the extent necessary to comply with applicable laws and regulations, no such amendment shall operate to deprive any Participant or Beneficiary of his nonforfeitable beneficial interest as it is constituted at the time of amendment or eliminate an optional form of distribution for a previously accrued benefit. No amendment hereof shall increase the duties or liabilities of the Trustee without its written consent.

             Section 13.2 Termination of the Plan. Upon termination of the Plan in whole or in part, or upon complete discontinuance of contributions to the Plan, Participants' accounts shall remain 100% vested and nonforfeitable. Distribution shall be made to Participants at such time, and in such manner, as is determined by the Administrator.

             Section 13.3 Merger, Consolidation, or Transfer. In the case of any merger or consolidation of the Plan with, or in the case of any transfer of assets or liabilities of the Plan to or from, any other plan, each Participant in the Plan would (if the Plan then is terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation, or transfer (if the Plan had then terminated).

         ARTICLE XIV.  PARTICIPATION IN THE PLAN BY ADDITIONAL EMPLOYERS


             Section 14.1 Participation in the Plan. Any Affiliate which desires to become an Employer hereunder may elect to become a party to the Plan by adopting the Plan for the benefit of any specified group of its Employees, effective as of the date specified in such adoption--

             (a) by filing with the Company a certified copy of a resolution of the board of directors of the adopting Employer to that effect and such other instruments as the Company may require; and

             (b) by the Company's execution of a written consent evidencing the Company's consent to said adoption.

             Section 14.2 Plan and Trust Agreement Control. Effective as of the date on which any Affiliate becomes a party to the Plan, and so long as the Plan shall remain in effect as to such Employer, such Employer and its Employees shall be bound by the terms and conditions of the Plan and Trust Agreement.

                        ARTICLE XV.  TOP-HEAVY PROVISIONS

             Section 15.1 Top-Heavy Restrictions. (a) Notwithstanding any provision to the contrary herein, in accordance with Code Section 416, if the Plan is a top-heavy plan for any Plan Year, then the provisions of this Section shall be applicable. The Plan is "top-heavy" for a Plan Year if as of its "determination date" (i.e. the last day of the preceding Plan Year or the last day of the Plan's first Plan Year, whichever is applicable), the total present value of the accrued benefits of key employees (as defined in Code Section 416(i)(1) and applicable regulations) exceeds sixty percent (60%) of the total present value of the accrued benefits of all employees under the plan (excluding those of former key employees and employees who have not performed any services during the preceding five (5) year period) (as such amounts are computed pursuant to Section 416(g) and applicable regulations using a five percent (5%) interest assumption and a 1971 GAM mortality assumption) unless such plan can be aggregated with other plans maintained by the applicable controlled group in either a permissive or required aggregation group and such group as a whole is not top-heavy. Any nonproportional subsidies for early retirement and benefit options are counted assuming commencement at the age at which they are most valuable. In addition, a plan is top-heavy if it is part of a required aggregation group which is top-heavy. Any plan of a controlled group may be included in a permissive aggregation group as long as together they satisfy the Code 401(a)(4) and 410 discrimination requirements. Plans of a controlled group which must be included in a required aggregation group include any plan in which a key employee participates or participated at any time during the determination period (regardless of whether the plan has terminated) and any plan which enables such a plan to meet the Section 401(a)(4) or 410 discrimination requirements. The present values of aggregated plans are determined separately as of each plan's determination date and the results aggregated for the determination dates which fall in the same calendar year. A "controlled group" for purposes of this Section includes any group employers aggregated pursuant to Code Sections 414(b), (c) or (m). The calculation of the present value shall be done as of a valuation date which for a defined contribution plan is the determination date and for a defined benefit plan is the date as of which funding calculations are generally made within the twelve month period ending on the determination date. Solely for the purpose of determining if the Plan, or any other plan included in a required aggregation group of which this Plan is a part, is top-heavy (within the meaning of Section 416(g) of the Code) the accrued benefit of an Employee other than a key employee (within the meaning of Section 416(i)(1) of the Code) shall be determined under (i) the method, if any, that uniformly applies for accrual purposes under all plans maintained by the Affiliates, or (ii) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional accrual rate of Section 411(b)(1)(C) of the Code.

             (b) If a defined contribution plan is top-heavy in a Plan Year, non-key employee participants who have not separated from service at the end of such Plan Year will receive allocations of employer contributions and forfeitures at least equal to the lesser of three percent (3%) of compensation (as defined in Code Section 415) for such year or the percentage of compensation allocated on behalf of the key employee for whom such percentage was the highest for such year (including any salary reduction contributions). If a defined benefit plan is top-heavy in a Plan Year and no defined contribution plan is maintained, the employer-derived accrued benefit on a life only basis commencing at the normal retirement age of each non-key employee shall be at least equal to a percentage of the highest average compensation for five consecutive years, excluding any years after such Plan permanently ceases to be top-heavy, such percentage being the lesser of (i) twenty percent (20%) or (ii) two percent (2%) times the years of service after December 31, 1983 in which a Plan Year ends in which the Plan is top-heavy. If the controlled group maintains both a defined contribution plan and a defined benefit plan which cover the same non-key employee, such employee will be entitled to the defined benefit plan minimum and not to the defined contribution plan minimum.

             (c) If the controlled group maintains a defined benefit plan and a defined contribution plan which both cover one or more of the same key employees, and if such plans are top-heavy, then the limitation stated in a separate provision of this Plan with respect to the Code Section 415(e) maximum benefit limitations shall be amended so that a 1.0 adjustment on the dollar limitation applies rather than a 1.25 adjustment. This provision shall not apply if the Plan is not "super top-heavy" and if the minimum benefit requirements of this Section are met when two percent (2%) is changed to three percent (3%) and twenty percent (20%) is changed to an amount not greater than thirty percent (30%) which equals twenty percent (20%) plus one percent (1%) for each year such plan is top-heavy. A plan is "super top-heavy" if the ratio referred to in subsection (a) above results in a percentage in excess of ninety percent 90%) rather than a percentage in excess of sixty percent (60%).